Exhibit 99.(k)(7)

SUPPORT SERVICES

SUPPLEMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

The Transfer Agency and Service Agreement dated and effective as of December 7, 2021 (the “Agreement”), by and between State Street Bank and Trust Company (the “Transfer Agent”), a Massachusetts trust company, and each entity identified on Appendix A thereto (the “Fund”), is hereby supplemented as of December 21, 2021 (the “Effective Date”) in the manner set forth below (the “Supplement”).

WHEREAS, each Fund currently expects to have to comply with Sections 1471 to 1474 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“FATCA”) and with the Standard for Automatic Exchange of Financial Account Information - Common Reporting Standard (“CRS”); and

WHEREAS, each Fund desires to retain the Transfer Agent to perform certain services for such Fund in relation to the FATCA and CRS obligations that it would undertake to comply with FATCA and CRS, and wishes to enter into this Supplement in order to reflect the addition of these FATCA and CRS services under the terms and conditions of the Agreement as supplemented hereby.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to supplement the Agreement pursuant to the terms thereof by adding the following provisions:

1.            Duties of the Transfer Agent. From and after the date of this Supplement, the Transfer Agent hereby agrees to provide to each Fund the FATCA/CRS services (the “Services”) as set forth in the Services Exhibit attached hereto and as may be supplemented or modified by the parties from time to time in writing, which upon execution and delivery shall form a part of this Supplement (the “Services Exhibit”), in connection with such Fund’s actual, or anticipated, FATCA and CRS obligations.

2.            Duties of the Fund. (a) Except to the extent otherwise maintained by the Transfer Agent for each Fund, such Fund shall be responsible for accurately and timely supplying the Transfer Agent with (i) all information required in order for the Transfer Agent to provide the Services set forth in the Services Exhibit, and/or arranging for the provision of such information from third parties, as may be required in order for the Transfer Agent to provide the Services set forth in the Services Exhibit, and (ii) any information requested by the Transfer Agent in connection with the foregoing.

(b)          Each Fund acknowledges that the provision of the Services by the Transfer Agent requires the use of material assumptions. Each Fund shall promptly review all data generated by the Transfer Agent in connection with its provision of the Services for accuracy and completeness and shall approve such data prior to the data being reported to the relevant taxing authority, as appropriate. Unless a Fund promptly rejects the data provided to it by the Transfer Agent, such

Fund agrees that it shall be deemed to have approved and agreed to all of the material assumptions, processes, methods and procedures, including decision trees, used by the Transfer Agent in the provision of the Services, as such may be provided from time to time by the Transfer Agent to such Fund; and

(c)          Each Fund acknowledges that the Transfer Agent is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide public accounting or auditing services or advice. Each Fund further acknowledges that the Transfer Agent does not provide legal or tax advice or guidance and the Services do not constitute such advice, and each Fund agrees that it is solely responsible to obtain legal or tax advice, if needed, in order to ensure its compliance with FATCA and CRS.

3.            Miscellaneous

3.1	All of the terms and provisions of the Agreement between the parties hereto shall continue to apply with full force and effect as supplemented hereby.

3.2	Either party may terminate this Supplement upon sixty (60) days’ written notice to the other party. Further, this Supplement will terminate automatically upon any termination of the Agreement.

3.3	Each party represents to the other that the execution and delivery of this Supplement has been duly authorized.

3.4	This Supplement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

3.5	This Supplement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each of the parties has caused this Supplement to be executed in its name and behalf by its duly authorized representative.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Kevin W. Murphy
Name:	Kevin W. Murphy
Title:	Managing Director

EACH OF THE ENTITIES SET FORTH ON APPENDIX A
TO THE AGREEMENT SEVERALLY AND NOT JOINTLY

By:	/s/ Renee Hitchcock
Name:	Renee Hitchcock
Title:	CFO and Treasurer

Services Exhibit

Support Services

Section I. Upon the Effective Date of the Agreement, the Transfer Agent will provide the Services set forth in this Section I, in accordance with the FATCA/CRS Procedures shared with the Fund:

1.	E-Documentation

•	Provide access to an Internet based tool for the Fund and its investors to prepare, review, and digitally sign and submit Forms W-8 and W-9.

•	US tax forms supported include: W-8BEN; W-8BEN-E; W-8ECI; W-8EXP; W-8IMY; and W-9

2.	Annual Reporting

•	Provide, to the extent allowed in the relevant jurisdiction, FATCA and CRS reporting to the Fund or relevant tax authority (to the extent agreed by the Transfer Agent)

Section II. With respect to the Fund’s non-US investors (or any fund under this Agreement that is a non-US fund), the Transfer Agent will provide the additional Services set forth in this Section II, in accordance with the FATCA/CRS Procedures shared with the Fund:

1.	Classification of New Investors

•	Check that the documentation and information received upon receipt of an account opening request / subscription form include required information (e.g. CRS self-certification forms)

•	Record in the transfer agency platform the FATCA/CRS classification results

•	Provide to the Fund a standardized summary of investor classification results at a time agreed upon with the Fund.

2.	Maintenance and Ongoing Monitoring of Existing Accounts

•	Update investor records in the transfer agency platform to record investor FATCA/CRS classification results

•	Provide ongoing maintenance of the Platform by updating investor records in accordance with any “Change in Circumstance” on a periodic basis

•	If additional documentation or information is received from the Fund or investors within agreed timelines, update accordingly investor records within the Platform

3.	Remediation

•	At the direction of the Fund contact investors in the Fund for additional or updated documentation and information required for FATCA/CRS classification

•	Track any follow up request made of the investor as agreed upon with the Fund.

•	Update accordingly investor records within the transfer agency platform and record the investor FATCA/CRS classification.

4.	Investor Restriction Checks

•	Check the FATCA/CRS classification of the investors based upon the information derived from the investor classification and investor

•	Tentatively stop the investment or account opening process and notify the Fund if a potential investor does not meet the criteria specified by the Fund

•	Based on the direction of the Fund, either proceed with the account opening / acceptance of the subscription form and record within the transfer agency platform, reject the account opening / subscription form, or notify the investor that its interest in the Fund is subject to mandatory redemption or repurchase by the Fund.

5.	Management Reporting

•	Compile reports based upon the information derived from the Services performed.

•	Provide the Fund with standardized reports.